China Expert Technology Announces CFO Resignation

Provides Preliminary Results for 2nd Quarter: Revenues of $16.3 million and Net Income of $5.1 million

HONG KONG, July 19, 2007 – China Expert Technology, Inc. (OTC Bulletin Board: CXTI), an emerging leader in providing large scale network infrastructure construction mainly for e-government projects for communities and municipal governments in China, today announced that its Chief Financial Officer, Simon Fu, is resigning for personal reasons and to pursue other interests. The Company’s board of directors is finalizing an agreement with a qualified candidate and anticipates making a formal announcement in the near term.  The new CFO will be responsible for signing the 10-Q.  In the interim, the Company’s Chairman, Mr. Huang Tao, will be the acting CFO.

Management expects to report second quarter revenues of $16.3 million, an increase of approximately 16 percent from $14.1 million reported in the second quarter of 2006 and an increase of approximately 23 percent from the first quarter of 2007.  Gross profit is expected to be $9.1 million, an increase of approximately 25 and 21 percent from the second quarter last year and first quarter of 2007 respectively. Gross margins for the second quarter of 2007 are expected to be approximately 55.8 percent, compared to margins of 51.6 percent in the year ago period, and 56.9 percent reported in the first quarter of this year. Net income is expected to be approximately $5.1 million which includes all related non cash items. A conference call to supplement the pending earnings release will take place prior to August 15 and specific details will be forthcoming.

“Our Company appreciates Simon’s contributions and we wish him well in his future endeavors”, commented Mr. Zhu Xiao Xin, CEO of China Expert. “Under Simon’s stewardship, China Expert successfully navigated through a challenging convertible debenture situation and subsequent accounting treatment while assisting the Company to establish the financial controls necessary to comply with a U.S. public markets listing,” Mr. Zhu added.

About China Expert Technology, Inc:

China Expert Technology, Inc. ("CXTI") is a company listed on the OTC Bulletin Board in the USA (Trading Symbol: CXTI), with its subsidiaries (collectively the "Group") situated in Hong Kong and China. The group is specialized in providing large-scale network infrastructure construction (mainly e-government projects) for communities and municipal governments in China. The Group also utilizes its network with experts from various universities in China to deploy business and IT consultancy services to corporations in Hong Kong and China. The Group's existing major clients includes municipal governments, government authorities and other technology firms in China. Its income is derived mainly from four areas, e-government, technology achievement appraisal, expert consultation and project database.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including, but not limited to, risks associated with the uncertainty of future financial results directly and indirectly related to these three contracts, the regulatory and approval processes for this and other signed and pending contracts, the impact of competitive products on pricing, technological changes, the effect of economic conditions and other uncertainties as are, and may be, detailed in the Company's filings with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K.

For more information, please contact:

For the Company:

Investors:

Phoebe Lam

Matthew Hayden

China Expert Technology, Inc.

Hayden Communications, Inc.

Tel:   +852-2802-1555

Tel:    +858-704-5065

Fax:   +852-2583-9222

Email:  Matt@haydenir.com

Email: phoebe@chinaexpertnet.com